UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 31, 2015

UNIQUE FABRICATING, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-37480	46-1846791
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, MI 48326
(248)-853-2333

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On August 31, 2015, the Company acquired (the “Acquisition”) the business and substantially all of the assets of Great Lakes Foam Technologies, Inc. (“Great Lakes”), a Michigan based polyurethane manufacturer, for a purchase price of approximately $12.0 million in cash at closing, with a portion being held in escrow to fund the obligations of Great Lakes and its stockholders to indemnify Unique against certain claims, losses, and liabilities. The cash purchase price is subject to adjustment based upon Great Lakes working capital at closing. In addition to the cash purchase price, the Company agreed to assume certain, specified liabilities.

Great Lakes manufactures components for application in a wide range of end-markets including the automotive, off-road vehicles, industrial equipment, medical and office equipment industries. For the 12 month period ended December 31, 2014, Great Lakes generated approximately $10.0 million in revenues, with net income of approximately $1.2 million (assuming a federal tax rate of 34% and a state tax rate of 3%), and EBITDA of approximately $1.3 million.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The financial statements required by this Item with respect to the Acquisition will be filed by an amendment to this initial report on Form 8-K as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information

The pro forma financial information required by this Item with respect to the Acquisition will be filed by an amendment to this initial report on Form 8-K as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(d) Exhibits

99.1 Press Release of the Company dated September 1, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIQUE FABRICATING, INC.
Dated: September 1, 2015	By:	/s/ Thomas Tekiele
Name: Thomas Tekiele
Title: Chief Financial Officer (Principal Financial and Accounting Officer)